Exhibit 99.1

Everbridge Appoints Former Citrix President & CEO David Henshall to

its Board of Directors

BURLINGTON, Mass. – January 11, 2022 – Everbridge, Inc. (NASDAQ: EVBG), the global leader in critical event management (CEM) and national public warning solutions, today announced the appointment of David Henshall as Vice Chairman of the Everbridge Board of Directors. Mr. Henshall most recently served as President & CEO of Citrix Systems, a leading multinational provider of cloud computing and virtualization technology, where he held executive roles for the past nearly twenty years. Mr. Henshall rejoins the Everbridge Board, having previously served as a director from 2015 – 2018.

“We are honored to welcome David back to the Everbridge Board as Vice Chairman,” said Jaime Ellertson, Chairman of the Everbridge Board of Directors. “As President & CEO of Citrix, where he served for nearly two decades, David helped accelerate and transform the company’s growth and global adoption of its market-leading software-as-a-service (SaaS) solutions around the world. David’s focus on creating a customer-first, global culture through the innovation of digital workspace technology will be invaluable to Everbridge as we continue to expand enterprise adoption for our CEM platform globally.”

Prior to his role as President, CEO, and Director of Citrix, Mr. Henshall served as Chief Operating Officer and Chief Financial Officer, overseeing the company’s worldwide finance, operations, and administration organizations. Before joining Citrix, he served as Chief Financial Officer of Rational Software Corporation, a software company acquired by IBM Corporation.

“The need for Everbridge’s global platform and services are more relevant now than ever as corporations, governments, and hospitals seek the technology and best practices to ensure enterprise resilience through the safety of their teams, the continuity of their operations, and protection of their digital assets, supply chain, revenues, and brand,” said Henshall.  “I am honored to return to the Everbridge Board in the role of Vice Chairman, and to work with the management team on their strategic mission.”

About Everbridge

Everbridge, Inc. (NASDAQ: EVBG) is a global software company that provides enterprise software applications that automate and accelerate organizations’ operational response to critical events in order to Keep People Safe and Organizations Running™. During public safety threats such as active shooter situations, terrorist attacks or severe weather conditions, as well as critical business events including IT outages, cyber-attacks or other incidents such as product recalls or supply-chain interruptions, over 6,000 global customers rely on the Company’s Critical Event Management Platform to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to over 100 different communication devices, and track progress on executing response plans. Everbridge serves 8 of the 10 largest U.S. cities, 9 of the 10 largest U.S.-based investment banks, 47 of the 50 busiest North American airports, 9 of the 10 largest global consulting firms, 8 of the 10 largest global automakers, 9 of the 10 largest U.S.-based health care providers, and 7 of the 10 largest technology companies in the world. Everbridge is based in Boston with additional offices in 25 cities around the globe. For more information, visit www.everbridge.com, read the company blog, and follow on Twitter and Facebook.

Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the anticipated opportunity and trends for growth in our critical communications and enterprise safety applications and our overall business, our market opportunity, our expectations regarding sales of our products, our goal to maintain market leadership and extend the markets in which we compete for customers, and anticipated impact on financial results. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the ability of our products and services to perform as intended and meet our customers’ expectations; our ability to successfully integrate businesses and assets that we may acquire; our ability to attract new customers and retain and increase sales to existing customers; our ability to increase sales of our Mass Notification application and/or ability to increase sales of our other applications; developments in the market for targeted and contextually relevant critical communications or the associated regulatory environment; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we have not been profitable on a consistent basis historically and may not achieve or maintain profitability in the future; the lengthy and unpredictable sales cycles for new customers; nature of our business exposes us to inherent liability risks; our ability to attract, integrate and retain qualified personnel; our ability to maintain successful relationships with our channel partners and technology partners; our ability to manage our growth effectively; our ability to respond to competitive pressures; potential liability related to privacy and security of personally identifiable information; our ability to protect our intellectual property rights, and the other risks detailed in our risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021. The forward-looking statements included in this press release represent our views as of the date of this press release. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

All Everbridge products are trademarks of Everbridge, Inc. in the USA and other countries. All other product or company names mentioned are the property of their respective owners.

Media Contact:

Jeff Young

Everbridge

jeff.young@everbridge.com

781-859-4116

Investor Contact:

Garo Toomajanian

ICR for Everbridge

ir@everbridge.com

818-230-9712